Akamai Technologies, Inc.

Offer to Purchase for Cash

Up to $101,000,000 Aggregate Principal Amount

of its Outstanding
5 1/2% Convertible Subordinated Notes Due 2007

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 9:00 A.M., EASTERN TIME, ON WEDNESDAY, MARCH 10, 2004,
UNLESS THE OFFER IS EXTENDED.

February 10, 2004

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

      Enclosed for your consideration is an Offer to Purchase dated February 10, 2004 (as the same may be supplemented or amended from time to time, the “Offer to Purchase”) and a related form of Letter of Transmittal (as the same may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), relating to the offer by Akamai Technologies, Inc., a Delaware corporation (“Akamai”), to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, up to $101,000,000 aggregate principal amount of its outstanding 5 1/2% Convertible Subordinated Notes due 2007 (the “Notes”) at a price not greater than $1,005 nor less than $1,000 per $1,000 principal amount, plus accrued and unpaid interest thereon to, but not including, the date of payment. Akamai will determine the exact price to be paid for Notes purchased in the Offer using the “Modified Dutch Auction” procedure described in the Offer to Purchase and summarized below.

      The maximum aggregate principal amount of Notes that may be purchased in the Offer ($101,000,000) is referred to as the “Offer Amount” for the Notes. The Offer Amount is approximately 50% of the aggregate outstanding principal amount of the Notes.

      Under the “Modified Dutch Auction” procedure, Akamai will determine a single purchase price not greater than $1,005 or less than $1,000 per $1,000 principal amount of Notes, that, subject to the terms and conditions of the Offer, Akamai will pay for Notes validly tendered and not withdrawn pursuant to the Offer, taking into account the principal amount of Notes so tendered and the prices specified by tendering holders. Akamai will select the single lowest price specified by tendering holders (the “Purchase Price”) that will enable Akamai to purchase the Offer Amount or, if less than the Offer Amount is validly tendered (and not withdrawn), all Notes so tendered and not withdrawn. Akamai will pay the same Purchase Price for all Notes validly tendered (and not withdrawn) at or below the Purchase Price upon and subject to the conditions of the Offer, including the proration terms of the Offer. Only Notes validly tendered at prices at or below the Purchase Price determined by Akamai, and not withdrawn, will be subject to purchase pursuant to the Offer. Akamai will return all Notes not purchased promptly after the Offer is completed or terminated.

      The Offer expires at 9:00 a.m., Eastern time, on March 10, 2004, unless the Offer is extended. We call this time and date, as it may be extended, the “Expiration Date.”

      If the amount of Notes validly tendered (and not withdrawn) on or prior to the Expiration Date at or below the Purchase Price exceeds the Offer Amount, then, subject to the terms and conditions of the Offer, Akamai will accept for payment the Notes that are validly tendered (and not withdrawn) at or below the Purchase Price on a pro rata basis from among such Notes. In all cases, Akamai will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

      Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

      Holders of Notes whose certificates for their Notes are not immediately available, who do not have sufficient time to permit their Letter of Transmittal, certificates representing their Notes and all other required documents to reach the Depositary on or prior to the Expiration Date, or who cannot complete the procedures for book-entry transfer (including delivery of an Agent’s Message) on or prior to the Expiration Date, may tender their Notes using a Notice of Guaranteed Delivery in accordance with the guaranteed delivery procedures set forth in Section 7 “Procedures for Tendering Notes — Guaranteed Delivery” of the Offer to Purchase.

      For your information and for forwarding to your clients for whom you hold Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

      1.     Offer to Purchase dated February 10, 2004.

      2.     A Letter of Transmittal for the Notes for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup U.S. federal income tax withholding.

      3.     A Notice of Guaranteed Delivery.

      4.     A printed form of letter which may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer. This form will enable your clients to tender all Notes that they own.

      DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

      WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

      Any inquiries you may have with respect to the Offer should be addressed to Citigate Financial Intelligence, the Information Agent, at (877) 746-3583 (toll free) or (201) 499-3500 (call collect) or at the address set forth on the back cover of the Offer to Purchase, or to The Blackstone Group L.P., the Dealer Manager for the Offer, at (866) 800-8933 (toll free) or (212) 583-5575 (call collect). Additional copies of the enclosed materials may be obtained from the Information Agent.

Very truly yours,
AKAMAI TECHNOLOGIES, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF AKAMAI, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

IMPORTANT: THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF OR AGENT’S MESSAGE), WITH ANY REQUIRED SIGNATURE GUARANTEES, TOGETHER WITH THE NOTES OR AN ELECTRONIC CONFIRMATION THROUGH DTC’S ATOP (TOGETHER WITH A BOOK-ENTRY CONFIRMATION) OR A NOTICE OF GUARANTEED DELIVERY, IF APPLICABLE, AND ALL OTHER ACCOMPANYING EVIDENCES OF AUTHORITY AND ANY OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE DEPOSITARY AT OR PRIOR TO THE EXPIRATION DATE IN ORDER FOR A TENDERING HOLDER TO RECEIVE THE PURCHASE PRICE FOR THEIR TENDERED NOTES. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

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